Exhibit 99.1

Clovis Oncology’s CO-1686 Demonstrates Compelling Clinical Activity and Progression-free Survival (PFS) in Updated Phase 1/2 Study Results in Patients with EGFR-Mutant Non-small Cell Lung Cancer (NSCLC)

  58% objective response rate observed to date in 40 evaluable heavily-pretreated T790M+ patients in Phase 1 and early Phase 2 expansion cohorts
  Current estimate of median PFS greater than 12 months in T790M+ patient population; observed median not yet reached
  Well-tolerated – majority of treatment-related adverse events are grade 1-2 and manageable
  Only TKI to completely spare wild-type EGFR signaling
  Breakthrough Therapy designation granted by FDA earlier this month
  New Drug Application (NDA) submission planned by mid-2015

CHICAGO--(BUSINESS WIRE)--May 31, 2014--Clovis Oncology (NASDAQ:CLVS) announced today updated findings from the Phase 1 and early Phase 2 portions of its ongoing Phase 1/2 clinical study of CO-1686, the Company’s novel, oral, targeted covalent (irreversible) inhibitor of mutant forms of the epidermal growth factor receptor (EGFR) for the treatment of non-small cell lung cancer in patients with initial activating EGFR mutations as well as the dominant resistance mutation T790M. These data are being presented today in an oral presentation by Dr. Lecia Sequist at the 2014 American Society of Clinical Oncology (ASCO) annual meeting in Chicago.

“Currently, there are no approved treatments for EGFR patients with acquired resistance to targeted therapy,” said Lecia V. Sequist, MD, MPH, Massachusetts General Hospital Cancer Center and Associate Professor of Medicine at Harvard Medical School and the lead investigator for the Phase 1/2 study of CO-1686. “This ever-growing population of patients is in dire need of effective agents. The initial experience with CO-1686 provides hope that we are finally entering an era where we may be able to successfully target resistance to EGFR inhibitors.”

“In the year since our first presentation of clinical data for CO-1686, we have made great strides in the development of this drug,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “We are extremely pleased with the consistency of the efficacy demonstrated to date, the growing evidence of a lengthy duration of benefit and that CO-1686 is so well-tolerated with a manageable side effect profile. Additionally, the receipt of Breakthrough Therapy Designation from FDA earlier this month supports our commitment to file an NDA by mid-2015 and make this drug available to treating physicians and the patients that may benefit as rapidly as possible.”

The Phase 1 dose escalation portion of the study is being conducted in the United States, France and Australia in patients with metastatic or unresectable recurrent NSCLC and a documented EGFR mutation. Patients were not required to be T790M positive for the Phase 1 portion of the study but had to have progressed on prior EGFR-directed tyrosine kinase inhibitor (TKI) therapy (prior chemotherapy was also allowed).

The two Phase 2 expansion cohorts are currently enrolling in the United States, Europe, and Australia in EGFR mutant patients with the T790M mutation. The first cohort includes approximately 150 to 200 T790M positive patients directly after progression on their first and only TKI therapy, comparable to the population planned for the TIGER2 registration study. The second cohort includes approximately 150 to 200 later-line T790M positive patients after progression on their second or later TKI therapy or subsequent chemotherapy. Both cohorts are exploring doses of 500mg, 625mg and 750mg BID.

Approximately 160 patients have been treated with CO-1686 to date across all dosing cohorts in the trial. Data from 81 evaluable patients treated with CO-1686 at efficacious doses (comprising patients treated with 900mg BID of freebase or any dose of the hydrobromide salt (HBr) formulation) were presented today, including 72 from the Phase 1 study and nine from the early part of the Phase 2 portion of the study. Of these 81 patients, 40 are centrally-confirmed T790M positive.

Patients enrolled in the Phase 1 study were heavily pretreated prior to receiving CO-1686; 75 percent of patients across all doses had immediately progressed on TKI therapy prior to CO-1686 treatment. The median number of previous lines of therapy across patients at all doses was three; the median number of previous TKI lines was two.

Evidence of Activity

In the 40 evaluable centrally-confirmed T790M positive patients across efficacious dose levels in the Phase 1 dose-expansion study and the early Phase 2 expansion cohorts, 23 partial responses (PRs) have been observed to date, for a 58 percent objective response rate (ORR). Thirty-six of the 40 evaluable T790M positive patients, or 90 percent, have experienced stable disease or a PR. Central nervous system (CNS) responses have also been observed in heavily pre-treated T790M positive patients.

The median duration of response cannot yet be determined in the T790M positive patients. Similarly, median PFS has not been reached. However, follow-up for some patients exceeds one year, and the current estimate for median PFS is greater than 12 months.

Safety and Tolerability

CO-1686 is well-tolerated, with no evidence of systemic wild-type EGFR inhibition. In the Phase 1 study, the most common adverse events were nausea, hyperglycemia, diarrhea, vomiting and decreased appetite, and these were mostly grade 1 or 2 in severity. The most common grade 3 adverse event was hyperglycemia, which was observed in 22 percent of patients. Hyperglycemia, when observed and requiring treatment, is typically managed with a commonly-prescribed single oral agent.

Presentation Details

The presentation, titled “First-in-human evaluation of CO-1686: An irreversible, highly-selective tyrosine kinase inhibitor of mutations of EGFR (activating and T790M)” was presented on Saturday, May 31, during the Clinical Science Symposium session titled “Targeting EGFR: The Next 10 Years”, from 8:00 to 9:30am Central Time. The presentation is available at www.clovisoncology.com.

CO-1686 Clinical Development

The Company is currently enrolling two Phase 2 expansion cohorts of its Phase 1/2 study in EGFR mutant patients with the T790M mutation; the first includes approximately 150 to 200 T790M positive patients directly after progression on their first and only TKI therapy, comparable to the population the Company will seek to enroll in its TIGER2 registration study. The second cohort includes approximately 150 to 200 later-line T790M positive patients after progression on their second or later TKI therapy or subsequent chemotherapy. Both cohorts are exploring doses of 500mg, 625mg and 750mg BID.

Data from the expansion cohorts, combined with data from TIGER2, are expected to serve as the basis of an NDA submission for CO-1686 by mid-2015.

Clovis expects to initiate three registration studies in the TIGER program during 2014. The TIGER2 study, in T790M positive patients directly after progression on their first and only TKI therapy, is expected to begin enrolling patients at a dose of 625mg BID during the second quarter. The Phase 2 portion of the TIGER1 study, which is a randomized Phase 2/3 registration study of CO-1686 vs. erlotinib in newly-diagnosed EGFR mutant patients is expected to begin in mid-2014, and the TIGER3 study, a randomized, comparative study versus chemotherapy in T790M positive patients directly after progression on their first and only TKI therapy, is expected to initiate during the second half of 2014.

The Company initiated its Phase 1 study of CO-1686 in Japan during the first quarter of 2014.

Event Webcast Details

Clovis will host an investor/analyst event at ASCO this evening from 5:30 to 6:30pm Central Time. The event will be simultaneously webcast on the Company’s web site at www.clovisoncology.com, and archived for future review.

About CO-1686

CO-1686 is a novel, oral, targeted covalent (irreversible) inhibitor of the cancer-causing mutant forms of epidermal growth factor receptor (EGFR) currently being studied for the treatment of non-small cell lung cancer (NSCLC). CO-1686 was designed to selectively target both the initial activating EGFR mutations as well as the T790M resistance mutation, while sparing wild-type, or “normal” EGFR. Accordingly, it has the potential to treat NSCLC patients with EGFR mutations both as a first-line or second-line treatment with a reduced toxicity profile compared to current EGFR inhibitor therapies.

About EGFR and Lung Cancer

Lung cancer is the most common cancer worldwide with 1.7 million new cases annually, with NSCLC accounting for almost 85 percent of all lung cancers. NSCLC progresses rapidly with a five-year survival rate in advanced NSCLC patients of less than five percent. EGFR activating mutations occur in approximately 10 to 15 percent of NSCLC cases in Caucasian patients and approximately 30 to 35 percent in East Asian patients. These patients experience significant tumor response currently approved EGFR inhibitors which are first-generation EGFR inhibitors. However, most patients ultimately progress on these therapies, with approximately 60 percent of patients developing acquired resistance from a second, or “gatekeeper” mutation, T790M.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops diagnostic tools that direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in our clinical development programs for our drug candidates, the corresponding development pathways of our companion diagnostics, actions by the FDA, the EMA or other regulatory authorities regarding whether to approve drug applications that may be filed, as well as their decisions regarding drug labeling, and other matters that could affect the availability or commercial potential of our drug candidates or companion diagnostics, including competitive developments. Clovis Oncology does not undertake to update or revise any forward-looking statements. A further description of risks and uncertainties can be found in Clovis Oncology’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its reports on Form 10-Q and Form 8-K.

CONTACT:
Clovis Oncology
Anna Sussman, 303-625-5022
asussman@clovisoncology.com
or
Breanna Burkart, 303-625-5023
bburkart@clovisoncology.com